UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 27, 2022

New Mountain Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00832	27-2978010
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1633 Broadway, 48th Floor,
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 720-0300

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NMFC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Notes Offering

On October 27, 2022, New Mountain Finance Corporation (the “Company”) entered into a private placement purchase agreement (the “Purchase Agreement”) with the several purchasers, each of whom is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act (the “Purchasers”), for the sale of $200,000,000 in aggregate principal amount of the Company’s 7.50% convertible notes due 2025 (the “Notes”). Oppenheimer & Co. Inc. (“OpCo”) acted as a placement agent for the offering. Subject to the terms and conditions of an indenture, dated as of August 20, 2018, as supplemented by a third supplemental indenture to be dated as of November 2, 2022 (together, the “indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) governing the Notes that will be entered into in connection with the closing of the offering, the Notes will be convertible into shares of the Company’s common stock (together with cash in lieu of fractional shares) at an initial conversion rate of 70.4225 shares of the Company’s common stock per $1,000 principal amount of Notes (subject to adjustments by the Company as provided in the indenture), which is equal to a conversion price of approximately $14.20 per share of our common stock. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. A holder may convert its Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the maturity date of October 15, 2025. The Notes will accrue interest at an annual rate of 7.50%, will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2023.

The offering was made to the Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act. The Purchase Agreement also includes customary representations, warranties and covenants by the Company. The Notes, along with the shares of common stock underlying the Notes, will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The closing of the private placement is expected to occur on November 2, 2022, subject to customary closing conditions. The Company intends to use the net proceeds from the Notes to launch a tender offer for its existing 5.75% Convertible Notes due 2023 and then, to the extent any net proceeds remain, to repay other outstanding indebtedness and for general corporate purposes.

The description above is only a summary of the material provisions of the Purchase Agreement and is qualified in its entirety by reference to the copy of the form of Purchase Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.02.	Results of Operations and Financial Condition.

On October 28, 2022, the Company issued a press release announcing certain preliminary estimates of its financial condition and results of operations for its third fiscal quarter ended September 30, 2022. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information included in this Item 2.02, including the accompanying exhibit to the extent related to such preliminary financial estimates, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

The financial results presented in the attached press release are based on the Company’s preliminary determinations and current expectations, and such information is inherently uncertain. These estimates are subject to the completion of the Company’s financial closing procedures, as well as the Company Board of Directors’ determination of the fair value of the Company’s investments as of September 30, 2022, and are not a comprehensive statement of the Company’s financial results as of September 30, 2022. As a result, investors should exercise caution relying on this information and should not draw any inferences from this information regarding financial or operating data not provided.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Private Placement Purchase Agreement, dated as of October 27, 2022, by and among New Mountain Finance Corporation and the investor named therein, on behalf of itself and the accounts listed on Exhibit A thereto for whom such investor holds contractual and investment authority, relating to the 7.50% Convertible Notes due October 15, 2025.

99.1	Press Release, dated October 28, 2022

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Mountain Finance Corporation

By:	/s/ Joseph W. Hartswell
Name:	Joseph W. Hartswell
Title:	Chief Compliance Officer and Corporate Secretary

Date: October 28, 2022